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
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 FORM 3                                                                                                         OMB APPROVAL
--------                                                                                                 ---------------------------
                                                                                                         OMB Number:      3235-0104
                                      UNITED STATES SECURITIES AND EXCHANGE COMMISSION                   Expires: October 31, 2001
                                                 WASHINGTON, D.C. 20549                                  Estimated average burden
                                                                                                         hours per response.....0.5
                                   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES               ---------------------------

                                      Filed pursuant to Section 16(a) of the Securities
                                         Exchange Act of 1934, Section 17(a) of the
                                         Public Utility Holding Company Act of 1935
                                         or Section 30(f) of the Investment Company
                                                        Act of 1940
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
(Print or Type Responses)
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
     MOSHER      DAVID         V.             Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              Cambior Inc. - CBJ                  (Month/Day/Year)
     (Last)     (First)     (Middle)          December 7, 2001           ----------------------------------
 Suite 1700 - 155 University Avenue        ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. I.R.S. Identification         Person(s) to Issuer              7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
    Toronto   Ontario, Canada  M5H 3B7        Person, if an entity         X   Director          10% Owner      applicable line)
----------------------------------------      (voluntary)                -----            -----                X    Form filed by
      (City)      (State)      (Zip)       ----------------------------        Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                                                             -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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COMMON STOCK                                        5,000                              D
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COMMON STOCK                                        1,300                              I                       FAMILY TRUST
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).
Potential Persons who are to respond to the collection of information contained in this form                                  (Over)
are not required to respond unless the form displays a currently valid OMB control number.                           SEC 1473 (7-97)
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

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect
                                 Exercis-  tion             Title        Number                     (I)
                                 able      Date                          of Shares                  (Instr.
                                                                                                    5)
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Explanation of Responses:
                                                                                     /s/ David V. Mosher          December 12, 2001
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date

Note: File three copies of this Form, one of which must be manually signed.
  If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB number.                                                                                                             Page 2
                                                                                                                     SEC 1473 (7-97)
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